Exhibit 99.1

                        CIT ANNOUNCES QUARTERLY DIVIDEND
                            FOR FISCAL FOURTH QUARTER

      Livingston, NJ October 28, 2002 -- CIT Group Inc. (NYSE: CIT) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.12 per share, payable on November 27, 2002, to shareholders of record on November 15, 2002.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Investor Relations Contacts                                Media Contacts
----------------------------                               --------------
Valerie Gerard                                             Yvette Rudich
CIT                                                        CIT
(973) 422-3284                                             (973) 597-2095

     or                                                          or

Steve Klimas                                               Torie Pennington
CIT                                                        Edelman Financial
(973) 535-3769                                             (212) 704-4528